The J.M. Smucker Co. Announces Fiscal 2024 Third Quarter Results
ORRVILLE, Ohio, Feb. 27, 2024 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2024, of its 2024 fiscal year. Financial results for the third quarter of fiscal year 2024 reflect the divestiture of the Canada condiment business on January 2, 2024, acquisition of Hostess Brands, Inc. ("Hostess Brands") on November 7, 2023, divestiture of the Sahale Snacks® business on November 1, 2023, and divestiture of certain pet food brands on April 28, 2023. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $12.9 million, or 1 percent. Net sales excluding the acquisition, divestitures, and foreign currency exchange increased 6 percent.
•Net income per diluted share was $1.13. Adjusted earnings per share was $2.48, an increase of 12 percent.
•Cash provided by operations was $406.5 million compared to $584.6 million in the prior year. Free cash flow was $249.6 million, compared to $442.7 million in the prior year.
•The Company updated its full-year fiscal 2024 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"We are pleased to have delivered another quarter of strong financial results, including organic sales and earnings growth, driven by focused execution on our strategic priorities, sustained customer and consumer loyalty to our iconic brands, and volume growth across our business," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "During the quarter, we completed the acquisition of Hostess Brands and two divestitures, supporting our priority to drive growth by focusing our portfolio and resources toward coffee, snacking, and pet foods."

"Our teams are prioritizing growth opportunities for our leading brands, integrating Hostess Brands, and increasing focus on productivity and synergy-related activities. We remain confident in our strategy to lead in attractive categories, build brands consumers love, and deliver sustainable growth and shareholder value."

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,229.2	$2,216.3	1%

Operating income	$297.4	$317.9	(6)%
Adjusted operating income	457.5	357.6	28%

Net income per common share – assuming dilution	$1.13	$1.95	(42)%
Adjusted earnings per share – assuming dilution	2.48	2.21	12%

Weighted-average shares outstanding – assuming dilution	106.1	107.0	(1)%

Net Sales
Net sales increased $12.9 million, or 1 percent. Excluding $393.6 million of noncomparable net sales in the prior year related to divestitures, $300.3 million of net sales in the current year related to the Hostess Brands acquisition, and $0.3 million of unfavorable foreign currency exchange, net sales increased $106.5 million, or 6 percent.
The increase in comparable net sales reflects a 4 percentage point increase from volume/mix, primarily driven by Meow Mix® cat food, contract manufacturing sales related to the divested pet food brands, and the Café Bustelo® brand. Comparable net sales growth was also supported by a 2 percentage point increase from net price realization, primarily due to list price increases for the U.S. Retail Pet Foods and U.S. Retail Frozen Handheld and Spreads segments and for International and Away From Home, partially offset by lower net price realization for the U.S. Retail Coffee segment.
Operating Income
Gross profit increased $67.3 million, or 9 percent. The increase primarily reflects a favorable impact from the acquisition of Hostess Brands, higher net price realization, favorable volume/mix, and lower costs, partially offset by the impact of divestitures. Operating income decreased $20.5 million, or 6 percent, primarily driven by a $98.3 million increase in special project costs, reflecting integration costs related to the acquisition of Hostess Brands, partially offset by the increase in gross profit and a $6.7 million decrease in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $89.0 million, or 12 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects the exclusion of the change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of special project costs and amortization as compared to GAAP operating income, increased $99.9 million, or 28 percent.
Interest Expense, Other Debt Costs, and Income Taxes
Net interest expense increased $61.9 million, primarily due to an increase in interest expense related to the Senior Notes and Term Loan issued to partially finance the acquisition of Hostess Brands.

The effective income tax rate was 38.4 percent, compared to 24.3 percent in the prior year. The adjusted effective income tax rate was 26.1 percent, compared to 24.8 percent in the prior year. The increase in the effective income tax rate was primarily due to one-time adjustments associated with the acquisition of Hostess Brands, which are excluded from the adjusted effective income tax rate. Additionally, higher state income taxes related to the acquisition resulted in an increase to the effective and adjusted effective income tax rates.

Cash Flow and Debt
Cash provided by operating activities was $406.5 million, compared to $584.6 million in the prior year, primarily driven by more cash required to fund working capital and lower net income adjusted for noncash items, partially offset by the settlement of the Hostess Brands interest rate contracts. Free cash flow was $249.6 million, compared to $442.7 million in the prior year, reflecting the decrease in cash provided by operating activities and a $15.0 million increase in capital expenditures.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2024 guidance, as summarized below.

	Current	Previous
Comparable net sales increase vs prior year (A)	8.75%	8.5% - 9.0%
Adjusted earnings per share	$9.45 - $9.65	$9.25 - $9.65
Free cash flow (in millions)	$500	$530
Capital expenditures (in millions)	$610	$610
Adjusted effective income tax rate	24.6%	24.3%
(A) Comparable net sales excludes sales in the prior year related to the divestitures of certain pet food brands, Sahale Snacks®, and the Canada condiment business, and also excludes sales in the current year related to the acquisition of Hostess Brands. Net sales are expected to decrease 3.6% compared to the prior year, including the acquisition of Hostess Brands.

Comparable net sales are expected to increase approximately 8.75 percent compared to the prior year. This reflects favorable volume/mix from underlying business momentum, as well as higher net pricing. Net sales are expected to decrease approximately 3.6 percent compared to the prior year, reflecting net sales of approximately $8.22 billion. The net sales decrease reflects $1.5 billion of net sales in the prior year related to the divested pet food brands, $23.7 million of net sales in the prior year related to the divested Sahale Snacks® business, $19.4 million of net sales in the prior year related to the divested Canada condiment business, and $650 million of anticipated net sales in the current fiscal year related to the acquisition of Hostess Brands.
Adjusted earnings per share is expected to range from $9.45 to $9.65. The adjusted earnings per share range reflects a net unfavorable impact of approximately $0.60 related to stranded overhead from the pet food divestiture, inclusive of income and reimbursements from transition services and contract manufacturing agreements. The adjusted earnings per share range also reflects a net unfavorable impact of approximately $0.40 related to the Hostess Brands acquisition, which includes incremental profits from the Sweet Baked Snacks reportable segment, more than offset by incremental administrative expense related to the acquisition, incremental interest expense related to new debt to fund the acquisition, incremental tax expense related to a change in the effective income tax rate, and additional common shares issued in connection with the transaction.
This guidance assumes an adjusted gross profit margin of approximately 37.5 percent, an adjusted effective income tax rate of 24.6 percent, and 104.4 million weighted-average common shares outstanding, inclusive of the effect of the Hostess Brands acquisition. Free cash flow is expected to be approximately $500.0 million with capital expenditures of $610.0 million.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q3 Results	$727.5	$207.8	28.6%
Increase (decrease) vs prior year	(1)%	2%	80bps
Net sales decreased $7.6 million, or 1 percent. Net price realization reduced net sales by 4 percentage points, primarily driven by list price decreases, partially offset by reduced trade spend. Volume/mix increased net sales by 3 percentage points, primarily driven by the Café Bustelo® and Dunkin'® brands.
Segment profit increased $3.8 million, primarily driven by favorable volume/mix, mostly offset by the unfavorable net impact of lower net price realization and lower commodity costs.
U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q3 Results	$436.8	$104.1	23.8%
Increase (decrease) vs prior year	1%	11%	210bps

Net sales increased $2.6 million, or 1 percent. Excluding $7.8 million of noncomparable net sales in the prior year related to the divestiture of the Sahale Snacks® business, net sales increased $10.4 million, or 2 percent. Higher net price realization increased net sales by 5 percentage points, primarily reflecting a favorable impact of lapping customer returns and fees related to the Jif® peanut butter product recall in the prior year and a list price increase for Jif® peanut butter. Volume/mix decreased net sales by 2 percentage points, primarily driven by decreases for Jif® peanut butter and Smucker’s® toppings and syrups.
Segment profit increased $10.0 million, primarily reflecting higher net price realization, inclusive of a favorable impact of lapping the recall, partially offset by increased marketing investments and pre-production expenses.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q3 Results	$465.2	$109.5	23.5%
Increase (decrease) vs prior year	(39)%	—%	910bps
Net sales decreased $293.4 million, or 39 percent. Excluding $372.5 million of noncomparable net sales in the prior year related to the divested pet food brands, net sales increased $79.1 million, or 20 percent. Volume/mix increased net sales by 13 percentage points, primarily driven by Meow Mix® cat food, $24.5 million of contract manufacturing sales related to the divestiture, and growth for Milk-Bone® dog snacks. Higher net price realization increased net sales by 7 percentage points, primarily reflecting list price increases across the portfolio.
Segment profit increased $0.5 million, primarily driven by higher net price realization, favorable volume/mix, and lower costs, mostly offset by the impact of noncomparable segment profit in the prior year related to the divested brands and increased distribution costs.

Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q3 Results	$300.3	$68.0	22.6%
The segment contributed net sales of $300.3 million and segment profit of $68.0 million, including an unfavorable fair value purchase accounting adjustment of approximately $8.1 million attributable to acquired inventory. Net sales and segment profit measures for the prior year are not provided due to acquisition-related accounting adjustments and differences in non-GAAP reporting measures under prior ownership.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q3 Results	$299.4	$50.4	16.8%
Increase (decrease) vs prior year	4%	34%	380bps
Net sales increased $11.0 million, or 4 percent. Excluding $13.3 million of noncomparable net sales in the prior year related to the divested brands and $0.3 million of unfavorable foreign currency exchange, net sales increased $24.6 million, or 9 percent. Volume/mix increased net sales by 5 percentage points, primarily driven by Smucker's® Uncrustables® frozen sandwiches. Net price realization contributed a 4 percentage point increase to net sales, primarily driven by list price increases across the majority of the portfolio, partially offset by increased trade spend.
Segment profit increased $12.8 million, primarily reflecting higher net price realization and lower costs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2024 third quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Standard Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands' business; the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; the effect of the sale of certain pet food brands on the Company's ability to retain key personnel and to maintain relationships with customers, suppliers, and other business partners; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls, political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the novel coronavirus), work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment to meet our deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse portfolio family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Hostess®, Voortman®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2024	2023	% Increase (Decrease)	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,229.2	$2,216.3	1%	$5,973.0	$6,294.4	(5)%
Cost of products sold	1,406.1	1,460.5	(4)%	3,770.9	4,285.0	(12)%
Gross Profit	823.1	755.8	9%	2,202.1	2,009.4	10%
Gross margin	36.9%	34.1%		36.9%	31.9%

Selling, distribution, and administrative expenses	374.2	380.9	(2)%	1,021.3	1,079.0	(5)%
Amortization	55.7	55.6	—%	135.1	166.8	(19)%
Other special project costs	98.9	0.6	n/m	105.7	2.7	n/m
Other operating expense (income) – net	(3.1)	0.8	n/m	40.2	(30.1)	n/m
Operating Income	297.4	317.9	(6)%	899.8	791.0	14%
Operating margin	13.3%	14.3%		15.1%	12.6%

Interest expense – net	(99.8)	(37.9)	n/m	(167.0)	(116.7)	43%
Other debt costs	—	—	n/m	(19.5)	—	n/m
Other income (expense) – net	(2.1)	(4.6)	(54)%	(30.0)	(4.9)	n/m
Income Before Income Taxes	195.5	275.4	(29)%	683.3	669.4	2%
Income tax expense	75.1	66.9	12%	184.4	160.0	15%
Net Income	$120.4	$208.5	(42)%	$498.9	$509.4	(2)%

Net income per common share	$1.14	$1.96	(42)%	$4.82	$4.78	1%

Net income per common share – assuming dilution	$1.13	$1.95	(42)%	$4.81	$4.77	1%

Dividends declared per common share	$1.06	$1.02	4%	$3.18	$3.06	4%

Weighted-average shares outstanding	105.9	106.6	(1)%	103.5	106.6	(3)%

Weighted-average shares outstanding – assuming dilution	106.1	107.0	(1)%	103.8	106.9	(3)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2024	April 30, 2023
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$35.9	$655.8
Trade receivables – net	789.6	597.6
Inventories	987.6	1,009.8
Investment in equity securities	—	487.8
Other current assets	110.9	107.7
Total Current Assets	1,924.0	2,858.7

Property, Plant, and Equipment – Net	3,004.9	2,239.5

Other Noncurrent Assets
Goodwill	7,667.8	5,216.9
Other intangible assets – net	7,310.3	4,429.3
Other noncurrent assets	340.2	247.0
Total Other Noncurrent Assets	15,318.3	9,893.2
Total Assets	$20,247.2	$14,991.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,252.7	$1,392.6
Short-term borrowings	418.0	—
Other current liabilities	796.7	594.1
Total Current Liabilities	2,467.4	1,986.7

Noncurrent Liabilities
Long-term debt	8,121.1	4,314.2
Other noncurrent liabilities	2,098.6	1,399.7
Total Noncurrent Liabilities	10,219.7	5,713.9

Total Shareholders’ Equity	7,560.1	7,290.8
Total Liabilities and Shareholders’ Equity	$20,247.2	$14,991.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
	(Dollars in millions)
Operating Activities
Net income	$120.4	$208.5	$498.9	$509.4
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	67.5	59.8	170.7	172.0
Amortization	55.7	55.6	135.1	166.8
Realized loss on investment in equity securities – net	—	—	21.5	—
Share-based compensation expense	2.2	6.0	15.9	11.3
Loss (gain) on divestitures – net	0.3	—	12.9	(1.6)
Deferred income tax expense (benefit)	(5.8)	—	(22.1)	—
Other noncash adjustments – net	12.1	15.3	25.5	29.3
Settlement of interest rate contracts	42.5	—	42.5	—
Defined benefit pension contributions	(1.0)	(1.0)	(2.8)	(72.8)
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	(19.5)	76.4	(10.8)	(10.7)
Inventories	131.8	119.2	55.3	(154.6)
Other current assets	11.2	50.3	13.2	69.4
Accounts payable	(55.0)	(31.2)	(147.9)	46.3
Accrued liabilities	27.1	5.4	61.8	26.2
Income and other taxes	20.5	16.4	(43.5)	(39.9)
Other – net	(3.5)	3.9	(24.9)	(0.5)
Net Cash Provided by (Used for) Operating Activities	406.5	584.6	801.3	750.6
Investing Activities
Business acquired, net of cash acquired	(3,920.6)	—	(3,920.6)	—
Proceeds from sale of equity securities	466.3	—	466.3	—
Additions to property, plant, and equipment	(156.9)	(141.9)	(455.9)	(332.3)
Proceeds from divestitures – net	51.2	—	50.5	1.6
Other – net	(7.5)	44.4	(1.5)	23.9
Net Cash Provided by (Used for) Investing Activities	(3,567.5)	(97.5)	(3,861.2)	(306.8)
Financing Activities
Short-term borrowings (repayments) – net	413.2	(303.4)	413.2	(185.2)
Proceeds from long-term debt	800.0	—	4,285.0	—
Repayments of long-term debt	(1,441.0)	—	(1,441.0)	—
Capitalized debt issuance costs	(3.2)	—	(32.1)	—
Quarterly dividends paid	(112.3)	(108.3)	(325.5)	(321.8)
Purchase of treasury shares	(0.1)	(0.1)	(372.5)	(8.0)
Payment of assumed tax receivable agreement obligation	(86.4)	—	(86.4)	—
Other – net	1.6	1.2	(1.2)	5.6
Net Cash Provided by (Used for) Financing Activities	(428.2)	(410.6)	2,439.5	(509.4)
Effect of exchange rate changes on cash	1.2	0.6	0.5	(0.1)
Net increase (decrease) in cash and cash equivalents	(3,588.0)	77.1	(619.9)	(65.7)
Cash and cash equivalents at beginning of period	3,623.9	27.1	655.8	169.9
Cash and Cash Equivalents at End of Period	$35.9	$104.2	$35.9	$104.2

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
	(Dollars in millions)
Net sales	$2,229.2		$2,216.3		$5,973.0		$6,294.4
Selling, distribution, and administrative expenses:
Marketing	108.0	4.8%	121.6	5.5%	306.0	5.1%	330.5	5.3%
Selling	65.7	2.9%	56.3	2.5%	182.0	3.0%	181.5	2.9%
Distribution	69.8	3.1%	77.5	3.5%	191.7	3.2%	226.8	3.6%
General and administrative	130.7	5.9%	125.5	5.7%	341.6	5.7%	340.2	5.4%
Total selling, distribution, and administrative expenses	$374.2	16.8%	$380.9	17.2%	$1,021.3	17.1%	$1,079.0	17.1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$727.5	$735.1	$2,038.3	$2,042.8
U.S. Retail Frozen Handheld and Spreads	436.8	434.2	1,365.1	1,177.5
U.S. Retail Pet Foods	465.2	758.6	1,370.2	2,252.8
Sweet Baked Snacks	300.3	—	300.3	—
International and Away From Home	299.4	288.4	899.1	821.3
Total net sales	$2,229.2	$2,216.3	$5,973.0	$6,294.4

Segment profit:
U.S. Retail Coffee	$207.8	$204.0	$548.9	$537.6
U.S. Retail Frozen Handheld and Spreads	104.1	94.1	338.3	249.2
U.S. Retail Pet Foods	109.5	109.0	288.0	349.4
Sweet Baked Snacks	68.0	—	68.0	—
International and Away From Home	50.4	37.6	147.0	95.7
Total segment profit	$539.8	$444.7	$1,390.2	$1,231.9
Amortization	(55.7)	(55.6)	(135.1)	(166.8)
Gain (loss) on divestitures – net	(0.3)	—	(12.9)	1.6
Interest expense – net	(99.8)	(37.9)	(167.0)	(116.7)
Change in net cumulative unallocated derivative gains and losses	(5.2)	17.5	(21.1)	(43.4)
Cost of products sold – special project costs	—	(1.0)	—	(4.9)
Other special project costs	(98.9)	(0.6)	(105.7)	(2.7)
Other debt costs	—	—	(19.5)	—
Corporate administrative expenses	(82.3)	(87.1)	(215.6)	(224.7)
Other income (expense) – net	(2.1)	(4.6)	(30.0)	(4.9)
Income before income taxes	$195.5	$275.4	$683.3	$669.4

Segment profit margin:
U.S. Retail Coffee	28.6%	27.8%	26.9%	26.3%
U.S. Retail Frozen Handheld and Spreads	23.8%	21.7%	24.8%	21.2%
U.S. Retail Pet Foods	23.5%	14.4%	21.0%	15.5%
Sweet Baked Snacks	22.6%	—%	22.6%	—%
International and Away From Home	16.8%	13.0%	16.3%	11.7%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestitures, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as unfavorable tax impacts associated with the acquisition of Hostess Brands, can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2024 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2024	2023	Increase (Decrease)	%	2024	2023	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,229.2	$2,216.3	$12.9	1%	$5,973.0	$6,294.4	($321.4)	(5)%
Hostess Brands acquisition	(300.3)	—	(300.3)	(14)	(300.3)	—	(300.3)	(5)
Pet food brands divestiture	—	(378.4)	378.4	17	—	(1,137.5)	1,137.5	18
Sahale Snacks® divestiture	—	(11.4)	11.4	1	—	(11.4)	11.4	—
Canada condiment divestiture	—	(3.8)	3.8	—	—	(3.8)	3.8	—
Foreign currency exchange	0.3	—	0.3	—	6.6	—	6.6	—
Net sales excluding acquisition, divestitures, and foreign currency exchange	$1,929.2	$1,822.7	$106.5	6%	$5,679.3	$5,141.7	$537.6	10%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$823.1	$755.8	$2,202.1	$2,009.4
Change in net cumulative unallocated derivative gains and losses	5.2	(17.5)	21.1	43.4
Cost of products sold – special project costs	—	1.0	—	4.9
Adjusted gross profit	$828.3	$739.3	$2,223.2	$2,057.7
% of net sales	37.2%	33.4%	37.2%	32.7%

Operating income reconciliation:
Operating income	$297.4	$317.9	$899.8	$791.0
Amortization	55.7	55.6	135.1	166.8
Loss (gain) on divestitures – net	0.3	—	12.9	(1.6)
Change in net cumulative unallocated derivative gains and losses	5.2	(17.5)	21.1	43.4
Cost of products sold – special project costs	—	1.0	—	4.9
Other special project costs	98.9	0.6	105.7	2.7
Adjusted operating income	$457.5	$357.6	$1,174.6	$1,007.2
% of net sales	20.5%	16.1%	19.7%	16.0%

Net income reconciliation:
Net income	$120.4	$208.5	$498.9	$509.4
Income tax expense	75.1	66.9	184.4	160.0
Amortization	55.7	55.6	135.1	166.8
Loss (gain) on divestitures – net	0.3	—	12.9	(1.6)
Change in net cumulative unallocated derivative gains and losses	5.2	(17.5)	21.1	43.4
Cost of products sold – special project costs	—	1.0	—	4.9
Other special project costs	98.9	0.6	105.7	2.7
Other debt costs – special project costs	—	—	19.5	—
Other expense – special project costs	(0.1)	—	0.3	—
Other infrequently occurring items:
Realized loss (gain) on investment in equity securities – net (A)	—	—	21.5	—
Pension plan termination settlement charge (B)	—	—	3.2	—
Adjusted income before income taxes	$355.5	$315.1	$1,002.6	$885.6
Income taxes, as adjusted	92.9	78.3	248.0	214.5
Adjusted income	$262.6	$236.8	$754.6	$671.1
Weighted-average shares outstanding – assuming dilution	106.1	107.0	103.8	106.9
Adjusted earnings per share – assuming dilution	$2.48	$2.21	$7.27	$6.28

(A) Net realized loss (gain) on investment in equity securities includes the realized gains and losses on the change in fair value on the Company's investment in Post common stock and the related equity forward contract, which was settled in November 2023.
(B) Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans, which is subject to regulatory approval before a payout can be made.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$120.4	$208.5	$498.9	$509.4
Income tax expense	75.1	66.9	184.4	160.0
Interest expense – net	99.8	37.9	167.0	116.7
Depreciation	67.5	59.8	170.7	172.0
Amortization	55.7	55.6	135.1	166.8
Loss (gain) on divestitures – net	0.3	—	12.9	(1.6)
EBITDA (as adjusted)	$418.8	$428.7	$1,169.0	$1,123.3
% of net sales	18.8%	19.3%	19.6%	17.8%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$406.5	$584.6	$801.3	$750.6
Additions to property, plant, and equipment	(156.9)	(141.9)	(455.9)	(332.3)
Free cash flow	$249.6	$442.7	$345.4	$418.3

The following tables provide a reconciliation of the Company's fiscal 2024 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2024
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.35	$6.55
Change in net cumulative unallocated derivative gains and losses (A)	0.18	0.18
Amortization	1.35	1.35
Special project costs	1.11	1.11
Loss on divestitures	0.09	0.09
Realized loss on investment in equity securities – net (B)	0.15	0.15
Pension plan termination settlement charge	0.02	0.02
Adjusted effective income tax rate impact	0.20	0.20
Adjusted earnings per share	$9.45	$9.65

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of January 31, 2024, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2024.
(B) The net realized loss on investment in equity securities in the table above reflects the forward sale of 5.4 million shares of Post common stock received from the pet food divestiture that settled for $466.3 million during the third quarter of 2024.

	Year Ending April 30, 2024
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,110
Additions to property, plant, and equipment	(610)
Free cash flow	$500